Exhibit 3.172
CERTIFICATE OF INCORPORATION
For Use by Domestic Profit Corporations)
This is to Certify that, there is hereby organized a corporation under and by virtue of the above Statute of New Jersey Statutes.
1.	Name of the Corporation is: VOCA Corporation of New Jersey

2.	Registered Agent: HIQ CORPORATE SERVICES, INC.

3.	Registered Office: 830 BEAR TAVERN ROAD CN 01828 TRENTON NJ 08628

4.	The purpose(s) for which this corporation is organized is (are) to engage in any activity within the purposes for which corporations may be organized under N.J.S.A.14A:1-1 et seq.

5.	The aggregate number of shares which the corporation shall have authority to issue is: 10,000

6.	If applicable, set forth the designation of each class and series of shares, the number in each and a statement of the relative rights, preferences and limitations.

7.	If applicable, set forth a statement of any authority vested in the Board to divide the shares into classes or series or both and to determine or change their designation number, relative rights, preferences and limitations.

8.	The first Board of Directors shall consist of 1 Directors. Vincent D. Pettinelli, 5555 Parkcenter Cr., Ste. 200, Dublin, OH 43017

9.	Name and address of Incorporator(s). Vincent D. Pettinelli, 5555 Parkcenter Cr., Ste. 200, Dublin OH 43017

10.	The Duration of the Corporation is: Perpetual
In Witness Whereof, each individual incorporator being over eighteen years of age has signed this certificate, or if the Incorporator is a corporation has caused this Certificate to be signed by its duly authorized officers this 9th day of December, 1994